WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Thomas P. Mundt (616) 866-5589

WOLVERINE WORLD WIDE, INC.
ACQUIRES SEBAGO BRAND

          Rockford, MI-- November 4, 2003-- Wolverine World Wide, Inc. (NYSE:WWW) is proud to announce that it has finalized the acquisition of the business and select net operating assets of Sebago, Inc. originally announced on July 24, 2003.

          "The Sebago acquisition is an important step in the execution of our strategic plan to build the world's strongest portfolio of non-athletic footwear brands," stated Timothy J. O'Donovan, Wolverine World Wide's President and CEO. "The Sebago brand provides the Company with an opportunity for growth in the premium sector of the footwear market-- and as part of Wolverine, the Sebago business will benefit from our global operating model. I would personally like to thank Dan Wellehan and his team for their strong support during the transition and continued dedication to the brand."

          "My team is honored to become stewards of the Sebago brand," stated Jacques Lavertue, President of the Company's newly formed Outdoor Group which includes both the Sebago and Merrell brands. "We are focused on building upon Sebago's strong heritage, with the goal of becoming the global reference brand for performance nautical and American-inspired casual footwear. We will be introducing product updates for Fall 2004, with a major brand re-launch planned for Spring 2005."

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell®, Sebago® and Wolverine Boots and Shoes®. The Company also markets footwear under the following popular licensed brands: CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 140 countries. For more information, please visit our website at www.wolverineworldwide.com.

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          This press release contains forward-looking statements, including those relating to future growth, success and product introductions for the Sebago Brand. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; cost and availability of inventories; reliance on foreign sourcing; the impact of competition and pricing; completion of the Sebago acquisition; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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